Exhibit 4.1

EMPLOYMENT AGREEMENT

AGREEMENT ("Agreement") made as of the 13th day of August, 2007 by and between Telemark, Inc., a New York corporation, with offices at 367 Butter Lane, Bridgehampton, NY (the "Company"), and Robert C. Morsch (the "Employee") residing at 346 Kings Point Road, East Hampton, NY  11937.

RECITALS:

The Company wishes to employ the Employee, and the Employee wishes to accept such employment, all on the terms and conditions of this Agreement.

NOW, THEREFORE, the parties hereto agree as follows:

STATEMENT OF AGREEMENT

Section 1.  Employment and Term.

A.

The Company hereby agrees to employ Employee, and Employee hereby agrees to accept employment with the Company under the terms contained herein.  The term of this Employment Agreement shall commence on August 13, 2007 and, subject to the provisions of Section 5 hereof, shall terminate on August 12, 2010 (the "Term").

B.

The Company and Employee shall discuss the possible terms and conditions of any renewal of the Term of this Agreement beginning one year in advance of the termination of the Term of this Agreement.

Section 2.  Duties.

A.

Subject to the control and direction of the Board of Directors of the Company (the "Board"), Employee shall be employed as Vice President, Director of Business Development, and shall perform such services and have such responsibilities and duties, consistent with such position, as may from time to time be assigned to him by any executive of the Company as the Board may designate.

B.

Employee shall devote all of his business time, attention, skill, and efforts to the business and affairs of the Company.  During the period of his employment, Employee shall not, without the prior permission of the Board, engage in any other business enterprise.  The foregoing shall not prevent the purchase, ownership, or sale by Employee of securities in any publicly held business which is not competitive with the Company; provided each investment does not exceed five (5%) percent of the class of such securities outstanding.

Section 3.  Remuneration.

A.

Base Salary.  Employee shall receive an annual salary in the amount of $65,000.00 in each year of the Term.

B.

Expenses.  Employee shall be reimbursed for actual out-of-pocket costs reasonably incurred in the course of the performance of his duties.  Under no circumstances shall employee receive any allowance related to his vehicle or for gas; however, Employee shall be entitled to reimbursement for tolls and parking expenses.  All expenses for which Employee seeks reimbursement must be properly and fully documented.  Expenses in excess of $200.00 must be approved by the Company in advance.  The Company reserves the right to refuse to reimburse Employee for any unreasonable, excessive or undocumented expenses.

C.

Bonus.  The Company and Employee shall discuss the terms and conditions of any bonus which shall be outlined, once an agreement is reached in connection with the same, in an addendum to this Agreement.

D.

Stock Options.

(i)

On the commencement date hereof, Employee shall be granted options to acquire 500,000 shares of Common Stock of Hampton Luxury Homes, Inc. ("HLH") at an exercise price of $0.035 per share.  The options shall expire if not exercised on or before August 12, 2012.

(ii)

If Employee continues to be actively employed by the Company on August 13, 2008, Employee shall be granted options to acquire 500,000 shares of Common Stock of HLH at an exercise price equal to the market price on August 13, 2008.

(iii)

All options must be exercised on a cash only basis.

(iv)

The Shares underlying the options deliverable under section (i) and (ii) above have not been registered with the Securities and Exchange Commission and will be sold and transferred to you pursuant to an exemption from registration under the Securities Act of 1933, as amended.  These shares may not be sold, transferred, pledged, hypothecated or otherwise disposed of in the absence of an effective registration statement for such shares under the Securities Act of 1933, as amended, or an opinion of counsel to the company that such registration is not required.

Section 4.  Employee Benefits; Expenses.

A.

Employee shall be entitled to participate in a health insurance plan and shall receive benefits provided to other similarly situated employees of the Company on terms that are comparable to the terms provided to other such employees.

B.

Employee shall be entitled to an annual vacation of three (3) weeks per calendar year, at such times as mutually agreed between Employee and the Chief Executive Officer of the Company.

Section 5.  Termination.

A.

Employee's employment hereunder may be terminated by the Company under the following circumstances:

(i)

For Cause.  The Company may terminate Employee's employment hereunder for cause.  Termination for cause shall include, but not be limited to, the following:

(a)

Employee accepts any other employment which is in competition with the business of the Company, or engages in any activity which contravenes Section 2 herein;

(b)

Employee engages in any misconduct which materially affects the Company or its customers, suppliers or reputation;

(c)

Employee breaches any fiduciary duty or trust, constructive or otherwise, to the detriment of the Company;

(d)

Employee is convicted of a felony; and/or

(e)

Employee breaches this Employment Agreement in any material respect and fails to cure such breach within ten (10) days after written notice from the Company specifying that facts giving rise to and the nature of such breach.

If Employee's employment is terminated by the Company during the term of his employment and such termination is for cause, this Employment Agreement shall terminate, and the remuneration and the right to further payments and benefits outlined in Section 3 and Section 4 hereof and accruing after the date of such termination shall immediately cease.

(ii)

Without Cause.  The Company may terminate this Agreement without cause upon two (2) weeks prior written notice to Employee.

(iii)

Disability.  In the event that Employee shall, because of illness or disability, be unable to perform the essential functions of his position for a period of more than three (3) months, whether or not consecutive, in any one (1) year period, the Company shall not be obligated to pay the remuneration and benefits to Employee during the period of disability in excess of three (3) months, and may terminate this Employment Agreement after the expiration of such three (3) month period upon written notice to Employee.  During any period of disability during which Employee receives remuneration and benefits, he shall make himself available to the Company to undertake reasonable assignments consistent with the importance of his position and the scope of his disability.

(iv)

Death.  In the event of Employee death during the term hereof, this Employment Agreement and the employment of Employee hereunder shall terminate on the date of his death.  Employee's estate shall be entitled to receive, and the Company agrees to pay, Employee's salary through the date of his death and accrued vacation to such date, if any, up to a maximum of two (2) weeks.

B.

Employee's employment hereunder may be terminated by Employee upon four (4) weeks prior written notice to Company.

Section 6.  Post-Termination Obligations.

The Provisions of section 6A and 6D shall survive the termination or expiration of this Employment Agreement indefinitely and the provisions of Sections 6B and 6C and shall survive the termination or expiration of this Employment Agreement for twelve (12) months thereafter.

A.

Confidential Information.  Except to the extent required in the performance of his duties hereunder and as may be consistent with the practices of the Company or as the Company may otherwise consent thereto, Employee shall not, directly or indirectly, disclose disseminate, use for personal benefit, or otherwise publish any trade secret or other confidential information of the Company.  For purposes of this Employment Agreement the term "trade secrets" or "confidential information" shall include, but not be limited to, private, proprietary or confidential information and data (whether belonging to the Company, any of the Company's customers, or of any other person with whom the Company has an agreement with respect to confidentiality of information) disclosed to or known by Employee which relates to the existing, proposed or anticipated business, services, or commercial activities of the Company, but shall not include information which (i) is generally known in the construction industry, or (ii) is known or becomes available to Employee on a non-confidential basis from a source other than the Company and without violation of the rights of the Company or any third party.

B.

Non-Solicitation.  Employee agrees that he shall not, directly or indirectly, on behalf of any other person, firm or corporation, during the term of this Agreement and for a period of one (1) year after the termination of this Agreement, solicit customers of the Company.

C.

Non-Competition.  Employee agrees that during the term of this Agreement and for a period of one (1) year after termination of his employment with the Company in any manner, whether with or without cause, Employee will not within the state of New York directly or indirectly, on his own behalf or on behalf of another, compete against the Company whether rendering services as an employee, independent contractor, shareholder, sole proprietor, partner, director, officer or member of any entity.

D.

Assistance in Litigation.  Employee shall, upon reasonable notice, furnish such information and proper assistance to the Company as may reasonably be required by the Company in connection with any litigation or arbitration or other legal proceeding in which the Company or any of its affiliates are, or may become, involved, at the expense of the Company, and if after the end of the Term, to the extent the same does not materially interfere with Employee's then employment or other business interests.

E.

Reasonableness of Covenants.  Employee has carefully considered the nature and extent of the restrictions upon him and the rights and remedies conferred upon the Company under this Section 6 and hereby acknowledges and agrees that, in light of Employee's position, the proprietary information to which he will be privy, and the nature and geographic scope of the business in which the Company is engaged, the same are reasonable in time and territory, are designed to eliminate competition which would have an unfair effect on the Company, and are fully required to protect the legitimate interests of the Company and do not confer a benefit upon the Company which is disproportionate to any detriment incurred by Employee.

F.

Remedies.  The Company and Employee agree that Company retains all remedies available to Company at law or equity with respect to the provisions of Articles 6A, B and C hereof.  With respect to any other dispute, not arising out of the provisions of Articles 6A, B and C hereof, the provisions of Article 12 hereof shall apply.  Employee further agrees that the Company may not have an adequate remedy at law in the event of any breach by Employee hereunder with respect to the provisions of Articles 6A, B and C hereof.

G.

Invalidity.  If any provision or portion of this Agreement shall to any extent be held invalid or unenforceable, the remainder of this Agreement, and the application of such portion or provision to other circumstances shall be valid and enforceable to the full extent permitted by law.  If any provision, or any part thereof is held to be unenforceable because of the duration of such provision or the area covered thereby, the parties hereto agree that the court making such determination shall have the power to reduce the duration and/or area of such provision, and/or to delete specific words and phrases ("blue-penciling") and in its revised or blue-penciled form, such provision shall then be enforceable and shall be enforced.

Section 7. Notices.

Any notice or other communication required or designed to be given hereunder shall be in writing and shall be deemed sufficiently given when personally delivered or when mailed by first class, return receipt requested and postage prepaid, addressed to the parties at their respective addresses as set forth in this Employment Agreement or such other persons addressed as shall be given by notice of any party.

Section 8.  Waiver.

No waiver of any right or option hereunder by any party shall operate as a waiver of any other right or option or the same right or option with respect to any subsequent occasion for its exercise, or of any legal or equitable relief provided in this Employment Agreement.  No waiver by any party of any breach of this Employment Agreement or of any agreement or covenant contained herein shall be held to constitute a waiver of any other breach or a continuation of the same breach.

Section 9.  Assignment.

This Employment Agreement shall be binding upon and inure to the benefit of Employee and the Company and the successors and assigns of the Company.  Neither this Employment Agreement nor any rights hereunder shall be assignable by Employee and any purported assignment by him shall be void and of no force and effect.

Section 10.  Applicable Law.

This Employment Agreement shall be governed and interpreted in accordance with the laws of the State of New York.

Section 11.  Miscellaneous.

A.

The invalidity or unenforceability of any term or provision of this Employment Agreement shall not impair or affect the other provisions hereof, which shall remain in full force and effect.

B.

This Employment Agreement constitutes the entire understanding between the Company and Employee concerning Employee's employment and supersedes any prior agreement between the parties, oral or written, concerning such employment.

C.

This Employment Agreement shall not be amended or modified in any respect,

nor shall any rights hereunder be waived, unless such amendment, modification or waiver is evidenced by a written instrument executed by the Company and Employee.

D.

Employee and the Company represent and acknowledge that in executing this Employment Agreement they are not relying and have not relied upon any representation or statement not set forth herein with regard to the subject matter, basis, or effect of this Employment Agreement.

E.

Employee acknowledges that he has been advised to seek counsel prior to entering into this Employment Agreement, that he has carefully read and fully understands all of the provisions of this Employment Agreement, and that he is voluntarily entering into this Employment Agreement.

F.

Sections and other headings contained in this Employment Agreement are for reference purposes only and shall not affect in any way its meaning or interpretation.

IN WITNESS WHEREOF, the parties hereto have duly executed this Employment Agreements of the date written above.

Employee:

By:             /s/ Robert C. Morsch

Robert C. Morsch

Telemark, Inc.

By:             /s/ Frank Dalene

Frank Dalene, President & CEO